Exhibit 10.1

TERMINATION AND SETTLEMENT AGREEMENT

This Termination and Settlement Agreement (this “Agreement”) is made and entered into as of the 23rd day of June, 2005 by and between Western Sierra Bancorp, a California corporation (“Western”), 4080 Plaza Goldorado Circle, Cameron Park, California 95682, and Gold Country Financial Services, Inc., a Nevada corporation (“Gold”), 519 D Street, Marysville, California 95901, with reference to the following:

RECITALS

WHEREAS, on November 18, 2004, Western and Gold entered into that certain Agreement and Plan of Reorganization and Merger, as amended on January 18, 2005 (the “Merger Agreement”) whereby Western would acquire Gold pursuant to a merger of Gold with and into Western (the “Proposed Transaction”);

WHEREAS, there is a dispute between the parties regarding the impact of certain recent developments;

WHEREAS, as a result, on the terms and conditions set forth herein, the parties wish to terminate the Merger Agreement and to not consummate the Proposed Transaction; and

WHEREAS, the terms and conditions of this Agreement supersede any and all contrary or inconsistent terms or conditions set forth in the Merger Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.               Termination of Merger Agreement.    Pursuant to Section 8.1.1 of the Merger Agreement, the Merger Agreement is hereby terminated and of no further legal force or effect.  Furthermore, Western and Gold agree, except as required by law or the rules of the NASDAQ, not to issue any public notice, disclosure or press release with respect to this Agreement or the Merger Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

2.               Damages.    In lieu of any otherwise applicable Liquidated Damages (as that term is defined in the Merger Agreement, neither party shall be liable to the other for any damages, costs, claims or other liabilities in connection with the termination of the Merger Agreement.

3.               Effect of Termination.

(a)                    Confidentiality; Business Records and Information.    In accordance with the provisions of Section 5.1 of the Merger Agreement, each party shall: (i) continue to hold in strict confidence all documents and information concerning the other party or the other party’s subsidiaries, if any, obtained pursuant to the disclosure Schedules of Articles 3 and 4 of the Merger Agreement or pursuant to Section 5.1 of the Merger Agreement; (ii) not use such documents or information for its own benefit (except to the extent that such documents or information are a matter of public record); and (iii) return all such documents, as well as all documents, work papers and other materials of the other party relating to the Merger, to the party furnishing the same, without any copies being retained, except that the foregoing shall not apply to any documents, working papers, material or information which is a matter of public knowledge. All such documents shall be redelivered to the other party within ten business days of the date of this Agreement.

(b)                   Release.    The termination of the Merger Agreement shall release each party from any liability or damage to the other party arising out of, in connection with or otherwise relating to, directly or indirectly, said party’s default or failure in performance of any of its covenants, agreements, duties or obligations arising under the Merger Agreement, or any breaches of any representation or warranty contained therein.  Without limiting the generality of the foregoing, it is the intention of the parties hereto and their counsel that this Agreement be effective as a full and final accord, satisfaction and release as to the matters arising out of, in connection with or otherwise relating to the Merger Agreement.  In furtherance of this intention, each party represents and warrants that it has read and is familiar with California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party, with the advice of counsel, knowingly and voluntarily waives any protection to which it may be entitled under Section 1542 and further covenants not to assert any claim in violation of this Agreement.

4.               Entire Agreement.    The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein. Furthermore, the terms and conditions of this Agreement shall supersede any and all contrary or inconsistent terms or conditions under the Merger Agreement This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

5.               Arbitration.    Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration to take place in Sacramento, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GOLD COUNTRY FINANCIAL SERVICES, INC.		WESTERN SIERRA BANCORP

/s/ John A. Marta		/s/ Charles Bacchi
By:	John A. Marta	By:	Charles Bacchi
Its:	Chairman	Its:	Chairman

/s/ Julie Shackleford		/s/ Patrick J. Rusnak
By:	Julie Shackleford	By:	Patrick J. Rusnak
Its:	Executive Vice President/Treasurer	Its:	Executive Vice President/COO